Exhibit 99.1

Kellogg Company News
For release:	October 29, 2007
Analyst Contact:	Joel Wittenberg (269) 961-9089
Media Contact:	Kris Charles (269) 961-3799

Kellogg Announces Q3 Growth, Investment; Raises Guidance
     BATTLE CREEK, Mich. — Kellogg Company (NYSE: K) today reported a third quarter 2007 earnings per share increase of 9% and raised its full-year EPS guidance by $0.01 to $2.72-$2.75 per share. In addition, Kellogg increased its estimate of full-year investments in advertising and up-front costs related to cost-reduction initiatives.
     Reported net earnings for the quarter were $305 million, a 9% increase from last year’s $281 million. Earnings were $0.76 per diluted share, an increase of 9% from last year’s $0.70 per share. This year’s third quarter results included up-front costs of approximately $0.05 of earnings per share, $0.03 more than was included in last year’s third quarter. In addition, the quarter’s tax rate of about 27% benefited from several discrete items.
     “We achieved our goals by remaining focused on our game plan,” said David Mackay, Kellogg’s chief executive officer. “We continue to lay the groundwork for future growth and reinvest into the business. Our third quarter advertising investment rose at a double-digit rate and we’re planning another increase in the fourth quarter. This investment gives us the confidence to once again raise our 2007 earnings guidance. In addition, we are now expecting increased investment in up-front costs.”
     Reported net sales in the quarter increased by 6% to $3.0 billion. Excluding the effect of foreign-currency translation, internal net sales growth was 4%, building on growth of 6% in the third quarter of last year.
     Kellogg North America posted reported net sales growth of 4% and internal net sales growth of 3%, driven by growth in the Snacks, Frozen, and Specialty Channels businesses. Internal sales in the Retail Cereal business were unchanged, driven by the building of above-normal customer
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inventories in the prior year. Measured channel category share and consumer consumption both increased in the quarter. The Retail Snacks business achieved 5% internal sales growth, with each of the toaster pastry, cookie, cracker and wholesome snack businesses contributing to the growth. Together, the North America Frozen and Specialty Channels businesses posted 6% internal net sales growth.
     Kellogg International reported third quarter net sales growth of 12% and internal sales growth of 5%. This internal growth built on a strong comparison to 5% growth posted in the third quarter of last year. The Latin American region achieved internal sales growth of 12%, which built on 7% growth in the comparable quarter of last year. Both the cereal and snacks businesses contributed to these results. Internal net sales in the European business increased by 3% versus last year’s 6% growth. The Asia Pacific region posted an internal net sales decline of 1 percent.
     Reported gross margin in the third quarter declined by approximately 40 basis points as the result of higher commodity inflation, which was partially offset by cost savings and a favorable impact from pricing actions.
     Reported operating profit was $492 million in the third quarter, an increase of 1% from the third quarter of last year. Internal operating profit, which excludes the impact of foreign exchange, declined 2% in the third quarter. This decline was principally due to a significant year-over-year increase in up-front cost investment, which reduced operating profit by nearly 5%. The Company now expects that up-front costs for the full-year will be approximately $0.19 of earnings per share, an increase of $0.02 from previous expectations. Investment in advertising expense increased at a double-digit rate during the quarter. Increased commodity cost inflation also adversely impacted operating profit.
     Cash flow, defined as cash from operating activities less capital expenditures, was $961 million in the first three quarters of the year, a $111 million increase over the same period of 2006. This was driven primarily by net earnings growth. Year-to-date share repurchases have been $417 million. The Company’s Board of Directors also approved an additional $650 million share repurchase for 2008. This is in addition to the 2007 authorization for $650 million, which the Company expects to complete by year end.
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Kellogg Raises Guidance for the Full-Year 2007 and Provides Outlook for 2008
     Kellogg Company expects that full-year earnings will be approximately $2.72 to $2.75 per share, an increase of $0.01 from prior guidance given after the second quarter. The Company expects to achieve this growth despite increased investment in brand building and up-front costs. In addition, the Company increased its estimate for full-year incremental commodity, fuel, energy and benefit costs to $0.32 per share, or an increase of $0.16-$0.19 from original expectations. The Company expects that full-year cash flow will be approximately $1 billion. Full-year internal sales are expected to grow at a mid-single digit rate and operating profit is expected to increase at a low-single digit rate due to the higher amount of up-front costs year-on-year.
     Kellogg also gave preliminary guidance for earnings in 2008 of $2.92-$2.97 per share. As in prior years, this earnings range is in line with the Company’s long-term target of high single-digit growth. Although the Company’s long-term internal sales growth target of low single-digits has not changed, 2008 internal sales growth is projected at mid single-digits. Internal operating profit is projected to grow at a mid single-digit rate. (Internal sales and operating profit growth exclude the impact of foreign currency translation and if applicable, acquisitions, dispositions, and differences in the number of shipping days).
     Mr. Mackay concluded, “Despite ongoing inflation challenges, we will continue to invest in our business through advertising and cost-saving initiatives, which gives us increased visibility for future growth. We expect to deliver our sixth consecutive year of dependable, sustainable growth in 2007 and we look forward to 2008 with confidence.”
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About Kellogg Company
     With 2006 sales of nearly $11 billion, Kellogg Company is the world’s leading producer of cereal and a leading producer of convenience foods, including cookies, crackers, toaster pastries, cereal bars, fruit snacks, frozen waffles, and veggie foods. The Company’s brands include Kellogg’s, Keebler, Pop-Tarts, Eggo, Cheez-It, Nutri-Grain, Rice Krispies, Murray, Morningstar Farms, Austin, Famous Amos, and Kashi. Kellogg products are manufactured in 17 countries and marketed in more than 180 countries around the world. For more information, visit Kellogg’s web site at http://www.kelloggcompany.com.
Forward-Looking Statements Disclosure
     This news release contains forward-looking statements related to business performance, earnings, costs, brand building, and cost-saving initiatives. Actual performance may differ materially from these statements due to factors related to competitive conditions and their impact; the effectiveness of advertising, pricing and promotional spending; the success of productivity improvements and business transitions; the success of innovation and new product introductions; the recoverability of the carrying value of goodwill and other intangibles; the availability of and interest rates on short-term financing; commodity and energy prices and labor costs; actual market performance of benefit plan trust investments; the levels of spending on systems initiatives, properties, business opportunities, integration of acquired businesses; changes in consumer behavior and preferences; U.S. and foreign economic factors such as interest rates, statutory tax rates, and foreign currency conversions or unavailability; legal and regulatory factors; business disruption or other losses from terrorist acts or political unrest; and other factors. Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update them.
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Kellogg Company and Subsidiaries
CONSOLIDATED STATEMENT OF EARNINGS
(millions, except per share data)

	Quarter ended		Year-to-date period ended
	September 29,	September 30,	September 29,	September 30,
(Results are unaudited)	2007	2006	2007	2006

Net sales	$3,004	$2,823	$8,982	$8,323

Cost of goods sold	1,662	1,549	4,999	4,617
Selling, general, and administrative expense	850	787	2,474	2,285

Operating profit	492	487	1,509	1,421

Interest expense	79	75	233	227
Other income (expense), net	3	2	5	11

Earnings before income taxes	416	414	1,281	1,205
Income taxes	111	133	354	383

Net earnings	$305	$281	$927	$822

Net earnings per share:
Basic	$.77	$.71	$2.34	$2.07
Diluted	$.76	$.70	$2.31	$2.06

Dividends per share	$.3100	$.2910	$.8920	$.8460

Average shares outstanding:
Basic	395	397	397	397

Diluted	399	400	401	399

Actual shares outstanding at period end			394	398

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Kellogg Company and Subsidiaries
SELECTED OPERATING SEGMENT DATA
(millions)

	Quarter ended		Year-to-date period ended
	September 29,	September 30,	September 29,	September 30,
(Results are unaudited)	2007	2006	2007	2006

Net sales
North America	$1,960	$1,887	$5,942	$5,611
Europe	604	542	1,801	1,570
Latin America	270	236	752	676
Asia Pacific (a)	170	158	487	466

Consolidated	$3,004	$2,823	$8,982	$8,323

Segment Operating profit
North America	$333	$342	$1,059	$1,021
Europe	110	104	345	285
Latin America	66	64	168	177
Asia Pacific (a)	18	23	65	72
Corporate	(35)	(46)	(128)	(134)

Consolidated	$492	$487	$1,509	$1,421

(a)	Includes Australia, Asia and South Africa.
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Kellogg Company and Subsidiaries
CONSOLIDATED STATEMENT OF CASH FLOWS
(millions)

	Year-to-date period ended
	September 29,	September 30,
(unaudited)	2007	2006

Operating activities
Net earnings	$927	$822
Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	275	258
Deferred income taxes	(114)	2
Other (a)	138	140
Postretirement benefit plan contributions	(42)	(38)
Changes in operating assets and liabilities	69	(72)

Net cash provided by operating activities	1,253	1,112

Investing activities
Additions to properties	(292)	(262)
Investments in joint ventures and other	(4)	5

Net cash used in investing activities	(296)	(257)

Financing activities
Net issuances of notes payable	566	94
Reductions of long-term debt	(730)	(7)
Issuances of common stock	141	197
Common stock repurchases	(417)	(580)
Cash dividends	(354)	(334)
Other	8	16

Net cash used in financing activities	(786)	(614)

Effect of exchange rate changes on cash	(6)	3

Increase in cash and cash equivalents	165	244
Cash and cash equivalents at beginning of period	411	219

Cash and cash equivalents at end of period	$576	$463

Supplemental Financial Data:
Cash Flow (operating cash flow less property additions) (b)	$961	$850

(a)	Consists principally of non-cash expense accruals for employee compensation and benefit obligations.

(b)	We use this non-GAAP measure of cash flow to focus management and investors on the amount of cash available for debt reduction, dividend distributions, acquisition opportunities, and share repurchase.
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Kellogg Company and Subsidiaries
CONSOLIDATED BALANCE SHEET
(millions, except per share data)

	September 29,	December 30,
	2007	2006
	(unaudited)	*

Current assets
Cash and cash equivalents	$576	$411
Accounts receivable, net	1,157	945
Inventories:
Raw materials and supplies	227	201
Finished goods and materials in process	608	623
Deferred income taxes	163	116
Other prepaid assets	141	131

Total current assets	2,872	2,427

Property, net of accumulated depreciation of $4,383 and $4,102	2,894	2,816
Goodwill	3,448	3,448
Other intangibles, net of accumulated amortization of $41 and $49	1,412	1,420
Pension	391	353
Other assets	255	250

Total assets	$11,272	$10,714

Current liabilities
Current maturities of long-term debt	$466	$723
Notes payable	1,836	1,268
Accounts payable	1,014	910
Accrued advertising and promotion	447	338
Accrued income taxes	73	152
Accrued salaries and wages	269	311
Other current liabilities	386	318

Total current liabilities	4,491	4,020

Long-term debt	2,588	3,053
Deferred income taxes	581	619
Other liabilities	1,105	953

Shareholders’ equity
Common stock, $.25 par value	105	105
Capital in excess of par value	344	292
Retained earnings	4,190	3,630
Treasury stock, at cost	(1,148)	(912)
Accumulated other comprehensive income (loss)	(984)	(1,046)

Total shareholders’ equity	2,507	2,069

Total liabilities and shareholders’ equity	$11,272	$10,714

*	Condensed from audited financial statements.
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